ASSET PURCHASE AGREEMENT

by and between
Cumberland & Ohio Co. of Texas,
As Receiver of SeniorTrust of Florida, Inc.,
Which is the Sole Member of Those Entities Listed on Schedule A-1,
collectively, as Sellers,
and
Those Entities Listed on Schedule A-2,
collectively, as Purchasers

March 6, 2013

Chanute HealthCare Center
Council Grove HealthCare Center
Haysville HealthCare Center
Larned HealthCare Center
Sedgwick HealthCare Center

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TABLE OF CONTENTS
PAGE

1.	PURCHASE AND SALE. 2

2.	THE PROPERTY. 2

3.	EXCLUDED PROPERTY. 2

4.	CLOSING. 3

5.	PURCHASE PRICE. 3

6.	COSTS AND CREDITS. 3

7.	PRORATIONS. 4

8.	DUE DILIGENCE. 5

9.	TITLE AND SURVEY. 6

10.	PRE-CLOSING COVENANTS. 7

11.	CONVEYANCES. 11

12.	CLOSING DELIVERIES. 11

13.	SELLERS’ REPRESENTATIONS AND WARRANTIES. 13

14.	PURCHASERS’ REPRESENTATIONS AND WARRANTIES. 17

15.	CONDITIONS TO PURCHASERS’ OBLIGATIONS. 18

16.	CONDITIONS TO SELLERS’ OBLIGATIONS. 21

17.	ESCROW HOLDBACK. 22

18.	CASUALTY/CONDEMNATION. 22

19.	TERMINATION. 23

20.	INDEMNIFICATION. 24

21.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES. 26

22.	NOTICES. 26

23.	BROKER. 27

24.	ASSIGNMENT. 27

25.	CONSENT. 27

26.	EXHIBITS AND SCHEDULES. 27

27.	TIME OF ESSENCE. 28

28.	AMENDMENTS/SOLE AGREEMENT. 28

29.	SUCCESSORS. 28

30.	CAPTIONS AND TABLE OF CONTENTS. 28

31.	GOVERNING LAW. 28

32.	SEVERABILITY. 28

33.	USAGE. 28

34.	HOLIDAYS. 29

35.	COUNTERPARTS. 29

36.	NO JOINT VENTURE. 29

37.	NO STRICT CONSTRUCTION. 29

38.	ATTORNEYS’ FEES. 29

39.	WAIVER OF JURY TRIAL. 29

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EXHIBITS AND SCHEDULES
Exhibit A                Facilities
Exhibit B-1 through Exhibit B-5    Legal Description of Land
Exhibit C                Form of Receiver’s Deeds
Schedule A-1                Property Owners
Schedule A-2                Purchasers
Schedule A-3                Current Managers
Schedule 3                Excluded Property
Schedule 5(c)                Allocation of Purchase Price
Schedule 13(e)            List of Defaults
Schedule 13(f)                Pending Litigation
Schedule 13(k)            Licensure and Certification

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 6, 2013 (the “Effective Date”) by and between the Cumberland & Ohio Co. of Texas, a Tennessee corporation (“Receiver”), in its capacity as the court-appointed receiver pursuant to Tennessee Code Annotated § 48-64-303 of SeniorTrust of Florida, Inc., a Tennessee non-profit corporation (“SeniorTrust”), which is the sole member of those owners listed on Schedule A-1 attached hereto and made a part hereof (“Property Owners”), as sellers (Receiver, SeniorTrust and Property Owners being collectively referred to herein as “Sellers”), and the purchasers listed on Schedule A-2 attached hereto and made a part hereof, or their assignees, as purchasers (collectively, “Purchasers”).
RECITALS
A.    Property Owners own (i) those certain nursing home facilities set forth on Exhibit A, attached hereto and made a party hereof, having the common names, located at the common addresses and each having the respective number of licensed nursing home beds as indicated thereon (collectively, the “Facilities”), (ii) the land upon which the Facilities are located, including all easements, hereditaments, privileges and appurtenances appurtenant to the land and belonging to Property Owners, which is legally described on Exhibit B-1 through Exhibit B-5, attached hereto and made a part hereof (collectively, the “Land”), (iii) the buildings and improvements located on the Land, including, but not limited to, the Facilities, patios, courtyards, fences, parking areas and storage structures (collectively, the “Improvements”) and (iv) the furniture, fixtures, equipment and systems located in the Improvements and used in connection with the operation of the Facilities (collectively, the “FF&E”). Collectively, the Real Property (as defined in Section 2(a) herein), the Personal Property (as defined in Section 2(b) herein), and the Intangible Property (as defined in Section 2(c) herein) shall constitute the “Property”.
B.     Sellers desire to sell and transfer the Property to Purchasers and Purchasers desire to purchase the Property from Sellers.
C.    The Facilities are currently managed and operated by the entities identified in Schedule A-3 attached hereto and incorporated herein (collectively, the “Current Managers”), pursuant to the terms of those certain Healthcare Advisory Services Agreements, each dated on or about December, 2004, by and between Property Owners and the Current Managers (collectively, the “Existing Management Agreement(s)”).
D.    The Existing Management Agreement(s) will be terminated concurrently with the closing of the purchase and sale of the Property to Purchasers.
E.    Certain operational matters not otherwise addressed herein shall be addressed by an Operations Transfer Agreement by and between Property Owners and Purchasers (sometimes also referred to as the “New Operators”) (the “Operations Transfer Agreement”).

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AGREEMENT
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration and the foregoing recitals, which are by this reference incorporated herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:
1.PURCHASE AND SALE. On the terms and conditions set forth herein, Property Owners shall sell, assign, transfer, convey and deliver fee simple title in the Property to Purchasers and Purchasers shall purchase the Property from Property Owners.
2.THE PROPERTY.
(a.)Real Property. The real property being sold by Property Owners and purchased by Purchasers hereunder (the “Real Property”), which specifically excludes the Excluded Property as set forth in Section 3, shall consist of: (i) the Land, (ii) the Improvements and (iii) the FF&E.
(b.)Personal Property. The personal property (the “Personal Property”) being sold and/or transferred by Property Owners and purchased and/or transferred to Purchasers pursuant to this Agreement and/or the Operations Transfer Agreement shall consist of the following, to the extent such items are owned by Property Owners: all supplies, inventories, appliances, tools, medical apparatuses, computer hardware, computer software, computer switches and servers, time clocks, telephones and telephone systems, marketing and promotional materials relating to the Facility, non-proprietary stationery, kitchen equipment, patient or resident room furnishings, food, bed linens, housekeeping supplies, and other tangible property and assets that are located on the Property and utilized in connection with the owning, operating and managing the Facilities, but specifically excluding: (i) the FF&E provided in Section 2(a) herein; (ii) all personal property owned by residents of the Facilities, and (iii) the Excluded Property.
(c.)Intangible Property. The intangible property (the “Intangible Property”) being sold and/or transferred by Property Owners and purchased and/or transferred to Purchasers, pursuant to this Agreement and/or the Operations Transfer Agreement shall consist of the following, to the extent such items are owned by Property Owners and transferrable to the Purchasers: (i) all goodwill symbolized and associated therewith and with the Facilities, (ii) all third party warranties to the extent assignable; (iii) to the extent permitted under applicable law, all licenses, permits, certifications, accreditations, or other approvals from any federal, state or local governmental or regulatory agency, and (iv) all telephone numbers, domain names and website address rights presently associated with the Facilities, but specifically excluding: (A) all such intangible property owned by residents of the Facilities, and (B) the Excluded Property (as defined in Section 3 herein).
3.EXCLUDED PROPERTY. The following shall be excluded from the sale by Property Owners to Purchasers hereunder (the “Excluded Property”): (a) any accounts receivable and accounts payable associated with the operation of the Facilities prior to the Closing Date, (b) personal property owned by residents of the Facilities and not by Sellers, (c) personal property owned by third-party vendors and leased to Sellers for use in connection with the operations of the

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Facilities, as set forth on Schedule 3, attached hereto and made a part hereof (the “Leased Property”), and (d) any insurance proceeds paid to or payable to Property Owners relating to hail damage to the roof of the Haysville Facility on or about April 8, 2011.
4.CLOSING. The closing of the purchase and sale pursuant to this Agreement (the “Closing”) shall take place through a “New York style” escrow (the “Closing Escrow”) to be established with First American Title Insurance Company, National Commercial Services Office, 6077 Primacy Parkway, Suite 121, Memphis, Tennessee 38119, Attention: Carol Slone, Vice President (the “Title Company”), pursuant to escrow instructions that conform to the terms hereof, on or before the later of (a) March 15, 2013 or (b) the date that is 15-days after Sellers have received a final, non-appealable court order from the Chancery Court of Davidson County, Tennessee, approving the sale of the Property in accordance with the terms of this Agreement (the “Closing Date”), to be effective at 12:01 a.m. on the calendar day immediately after the Closing Date (the “Effective Time”). All FF&E and Personal Property shall be located at the Facilities on the Closing Date. After the Closing, Purchasers shall be entitled to possession of the Property, subject to the possessory rights of the residents of each Facility, if any.
5.PURCHASE PRICE.
(a.)    Purchase Price. The purchase price payable by Purchasers to Sellers for the Property is FIFTEEN MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($15,500,000.00) (the “Purchase Price”), payable in immediately available funds on the Closing Date, plus or minus the credits and prorations set forth in this Agreement or the Operations Transfer Agreement.
(b.)    Escrow Deposit. Purchasers and Sellers acknowledge and agree that prior to the Effective Date, Purchasers have deposited with the Title Company the amount of TWO HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($250,000.00) (the “Escrow Deposit”). The Escrow Deposit shall be held in escrow by the Title Company per the terms of a strict joint order escrow agreement. All costs associated with establishing and maintaining said escrow, if any, shall be divided equally between Sellers and Purchasers. The Escrow Deposit and any interest earned thereon shall be credited to Purchasers against the Purchase Price at Closing and transferred to the closing escrow for disbursement as provided herein. In the event that Purchasers do not exercise their right to terminate this Agreement prior to the expiration of the Due Diligence Period pursuant to Section 8(a) herein and the closing of the purchase and sale pursuant to this Agreement does not close for any reason, except as otherwise provided in Section 19(b)(ii) herein, the Escrow Deposit shall be non-refundable to Purchasers and shall be paid to Sellers as liquidated damages upon the termination of this Agreement.
(c.)    Allocation. The parties hereby agree to allocate the Purchase Price among the real, personal and intangible property comprising the Property of each Facility for all tax purposes as set forth in Schedule 5(c) attached hereto.
6.COSTS AND CREDITS.

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(a.)    Transfer Taxes. On the Closing Date, Purchasers shall each pay any state, county and local transfer taxes, if any, required as a result of the transfer of the Property hereunder to Purchasers.
(b.)    Purchasers’ Title and Survey Charges. On the Closing Date, Purchasers shall pay the cost of (i) any title policy endorsements provided for in Section 9(a) hereof; (ii) all costs, if any, associated with boundary surveys of the respective Facilities obtained by Purchasers; and (iii) all costs, if any, associated with environmental site assessments.
(c.)    Sellers’ Title Charges. On the Closing Date, Sellers shall pay the cost of: (i) the title commitment and title premium for an Owner’s Title Policy, with extended coverage, in an amount not to exceed the allocated Purchase Price for each Facility, and (ii) recording fees with respect to clearing public records of items that are Unpermitted Exceptions per Section 9(d) hereof.
(d.)    Attorney’s Fees. Each party hereto shall each pay their own attorney’s and other professional fees.
(e.)    Escrow Fees. Sellers shall pay any Closing escrow fees. Purchasers shall pay any money lender’s escrow fees.
(f.)    Additional Fees. Except as expressly provided otherwise in this Agreement, all other transaction costs shall be allocated to Sellers and/or Purchasers in the manner customary for transactions of this nature in the city, county and state of each applicable Facility.
7.PRORATIONS. The following shall be prorated as of the Closing Date (so that Purchasers receive all of the benefits and revenues and are responsible for the expenses on and after the Effective Time) and shall be settled by a credit against the Purchase Price at the Closing:
(a.)    Real Estate Taxes. Accrued but unpaid general real estate and other ad valorem and special taxes affecting the Real Property and any other real and personal property taxes, if any, for the year in which the Closing Date occurs on the basis of one hundred five percent (105%) of the most recent available tax bill.
(b.)    Utilities. Charges and deposits for water, fuel, gas, oil, heat, electricity and other utility and operating charges and prepaid service contracts will be based upon the last available invoice. Sellers will attempt to obtain final utility meter readings as close as possible to the Closing Date.
(c.)    If final prorations cannot be made at the Closing for any item being prorated under this Section 7, then, provided Purchasers or Sellers identify any such proration in writing on or before the Closing, Purchasers and Sellers agree to allocate such items on a fair and equitable basis as soon as invoices or bills are available, with final adjustment to be made as soon as reasonably possible after the Closing, but in no event later than forty-five (45) days after the Closing. Payments in connection with the final adjustment shall be due no later than forty-five (45) days after the Closing.

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8.DUE DILIGENCE.
(a.)    Due Diligence. The Purchasers shall have until 5:00 p.m. (Central) on Effective Date (the “Due Diligence Period”), to conduct its due diligence review of the physical condition of and Sellers’ title to the Real Property and all financial, legal, regulatory, business and operational matters concerning the Facility (the “Due Diligence Review”). Sellers shall take such actions as the Purchasers may reasonably request, including, but not limited to, permitting Purchasers and their agents reasonable access to any information Purchasers may reasonably request in connection with their due diligence. Purchasers shall have the right, in their sole and absolute discretion, to terminate this Agreement, by written notice to Seller, at any time on or before the end of the Due Diligence Period, time being of the essence, based on the Purchasers’ dissatisfaction with the due diligence, or Purchasers determine that the Property is otherwise unsuitable or unacceptable (“Due Diligence Termination Notice”), in which event the Sellers shall within two (2) business days direct the Escrow Agent to refund the Escrow Deposit to Purchasers. In the event that the Purchasers do not provide such Due Diligence Termination Notice on or before the end of the Due Diligence Period, this specific right of termination shall be itself terminated and, thereafter, the Purchasers shall not have any right to terminate this Agreement based on the Due Diligence Review, without prejudice to Purchasers’ other termination rights, if any, provided for in this Agreement.
(b.)    Inspection of Property. Subject to the provisions of this Agreement, Purchasers and New Operators shall have the right to conduct, at their own expense, an inspection of the Real Property to determine, among other things, the condition and quality of the Facilities. Subject to the provisions of this Agreement, Purchasers, New Operators, their contractors and/or agents, may enter upon the Real Property for purposes of examining the terrain, access thereto and physical condition, conducting engineering or feasibility studies, conducting environmental surveys, conducting site analyses and make any test or inspection Purchasers or New Operators may deem necessary related to the Real Property. Subject to the provisions of this Agreement, Purchasers may perform site visits to each Facility, licensure and reviews, including copies of Medicare and Medicaid appraisals, cost reports and other matters. Until the Closing Date, Sellers will provide Purchasers, New Operators and their representatives with reasonable access to the Real Property.
(c.)    Conditions of Inspection and Indemnification. Purchasers’ right to conduct inspections on, at or otherwise with respect to the Property prior to the Closing Date shall be subject to Purchasers’ continuing compliance with each and all of the following conditions: (i) all such inspections shall be conducted in a manner that is not disruptive to residents and employees at the Property; (ii) Purchasers shall at all times strictly comply with all laws, ordinances, rules, and regulations applicable to the Property and shall not engage in any activities that would violate permits, licenses, or environmental, wetlands or other regulations pertaining to the Property; (iii) promptly after entry onto the Property, Purchasers shall restore or repair, to Sellers’ reasonable satisfaction, any damage thereto caused by or otherwise arising from any act or omission by Purchasers, its agents, representatives or contractors; and (iv) neither Purchasers nor its agents, representatives or contractors shall engage in any activities that would cause Sellers’ rights, title, interests or obligations in or relating to the Property to be adversely affected in any way, including,

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without limitation, the assertion of any mechanic’s liens, and Purchasers shall, without limitation, promptly remove and bond over any liens, claims of liens or other matters affecting the Property which are caused by or based on the acts or omissions of Purchasers, its agents, representatives or contractors. Purchasers, at their sole cost and expense, shall defend (through counsel reasonably approved by Sellers), indemnify, and hold Sellers harmless from and against all injury, liability or damage, whether to person or property, arising from any entry onto the Property by Purchasers, its agents, representatives or contractors, Purchasers’ inspection of the Property pursuant to this Section 8, or a violation by Purchasers or their agents, employees or contractors of any of the provisions of this Section 8. This Section 8 shall survive the Closing or the termination of this Agreement for any reason for a period of one (1) year. If Purchasers do not close on the purchase of the Property for any reason Purchasers shall promptly deliver to Sellers, upon written request therefor, any due diligence materials, reports, surveys or studies obtained by Purchasers from third parties during the course of its due diligence of the Properties.
(d.)    Continuing Diligence and Inspection Rights. Following the expiration of the Due Diligence Period, and prior to the Closing or any earlier termination of this Agreement, at reasonable times and upon reasonable notice, Purchasers shall have the right, at Purchasers’ expense, to perform or complete such further inspections and assessments of the Facilities as Purchasers deem necessary or desirable. Notwithstanding the foregoing, all such inspections and assessments by Purchasers shall be subject to the terms and conditions of subparagraph (c) above and shall not extend the expiration of the Due Diligence Period or the right of Purchasers to terminate this Agreement pursuant to subparagraph (a) above.
9.TITLE AND SURVEY.
(a.)    Title Policy. Purchasers acknowledge that prior to the Effective Date, Sellers have delivered to Purchasers a commitment to issue Owner’s Title Insurance Policies in current ALTA form (“Title Commitments”) from the Title Company in the amount of the Purchase Price, together with legible copies of all documents referenced in the Title Commitments showing title to the Real Property in Sellers. The cost of the Title Commitments and the owner’s title insurance policies including extended coverage in the amount of the Purchase Price issued therefrom (“Title Policies”) shall be the sole responsibility of Sellers. Sellers acknowledge that Purchasers intend on obtaining, at their own cost, the following title endorsements: contiguity (if there is more than one parcel), access, permanent tax index numbers (PIN), 8.1 environmental, survey, no violation of covenants or restrictions of record, 3.1 zoning with parking and any lender-required endorsements (“Title Endorsements”). To the extent the issuance of the Title Endorsements require extra materials, other than the Surveys, Sellers, at no additional cost to Sellers, covenant to reasonably cooperate with Purchasers in obtaining these materials prior to the Closing. If Purchasers request, the Title Commitments shall provide for and the Title Policies shall include simultaneous loan policies of title insurance in favor of Purchasers’ lender. Purchasers shall pay the costs of such policies for Purchasers’ lender and any endorsements required by Purchasers’ Lender.
(b.)    Survey. During the Due Diligence Period, Purchasers may obtain, at their sole cost, new or updated ALTA Surveys for the Real Property (“Surveys”) from a registered land

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surveyor satisfactory to Purchasers and prepared in accordance with Purchasers’ survey requirements. The cost of the Surveys shall be paid by Purchasers.
(c.)    Permitted Exceptions and Removable Exceptions. The term “Permitted Exceptions” shall mean: (a) the liens of real estate taxes, water, rent and sewer charges that are not yet due and payable on the Closing Date and prorated in accordance with Section 7; (b) matters disclosed by the Surveys or the Title Commitments and accepted by Purchasers pursuant to the terms of this Agreement; and (c) the rights of residents in possession. The term “Removable Exceptions” shall mean title exceptions pertaining to liens or encumbrances of a definite or ascertainable amount that will be removed by the payment of money on the Closing Date.
(d.)    Correction of Title and Survey Defects. If the Title Commitments disclose exceptions to title other than Permitted Exceptions and Removable Exceptions (“Unpermitted Exceptions”) or the Surveys disclose matters that, in the reasonable judgment of Purchasers, render the title of the Real Property uninsurable, unmarketable or unable to be financed, or adversely affect the use of the Real Property as a skilled nursing facility (“Survey Defects”), Purchasers shall notify Sellers on or before the conclusion of the Due Diligence Period. Purchasers shall be deemed to have accepted the condition of title and any such Unpermitted Exceptions and Survey Defects unless they have given Sellers timely notice prior to or on the expiration of the Due Diligence Period, after which time any such Unpermitted Exceptions and Survey Defects shall be Permitted Exceptions. After receipt of notice from Purchasers of any objections to the condition of title and any Survey Defects, Sellers shall then have five (5) days (“Seller’s Response Period”) to notify Purchasers as to whether they intend to have such Unpermitted Exceptions removed from the Title Commitments, or to correct such Survey Defects or, with Purchasers’ prior written approval at Closing, have the Title Company agree to insure over, insure against the effect of or eliminate from the Title Policies any Unpermitted Exception or Survey Defects. If Sellers elect not to so remove or correct any such Unpermitted Exceptions or Survey Defects, then Purchasers may elect upon written notice to Sellers made by the later of (i) the expiration date of the Due Diligence Period or (ii) ten (10) business days after the expiration of Seller’s Response Period to either: (A) terminate this Agreement by written notice to Sellers (in which event the Escrow Deposit shall be returned to Purchasers); or (B) take the Property as it then is without any reduction in the Purchase Price.
10.PRE-CLOSING COVENANTS.
(a.)    Sellers’ Covenants. Sellers hereby agree and covenant that between the Effective Date and the Closing Date, except as otherwise contemplated by this Agreement or with the prior written consent of Purchasers:
(i.)Sellers, at no additional cost to Sellers, will cooperate with Purchasers and New Operators in connection with their efforts to obtain skilled care nursing home licenses and residential care licenses, as applicable (collectively, the “Licenses”) or a comfort letter from the Kansas Department for Aging and Disability Services (“KDADS”), indicating their intent to issue the Licenses after the Closing Date permitting New Operators to operate the Facilities with the same number of beds as indicated on the attached Exhibit A, and in that regard, Sellers agree, promptly upon request by Purchasers and New Operators, to execute any reasonable

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applications or notifications prepared by Purchasers and required in connection with such efforts. Sellers agree to promptly provide or make available to Purchasers and New Operators, upon request and to the extent such documentation is within Sellers’ possession or control, any and all existing documentation requested by KDADS or otherwise necessary for the issuance of the Licenses.
(ii.)Sellers shall timely obtain any necessary third party consents for the valid conveyance, transfer, assignment or delivery of the Property to Purchasers per the terms of this Agreement; provided, however, Sellers shall not be obligated to submit this Agreement for approval to the Chancery Court for Davidson County, Tennessee or the Attorney General for the State of Tennessee as required by Section 15(o) herein, until the parties have agreed on the allocation of the Purchase Price as contemplated by Section 5(c) herein and agreed on the form of the Operations Transfer Agreement).
(iii.)Sellers will take commercially reasonable efforts to ensure that Current Managers will not make any changes in the normal and ordinary operation of the Facilities from the Effective Date through the Closing Date. Sellers shall not execute or enter into any new Real Property lease affecting any of the Real Property without the consent of Purchasers from the Effective Date through the Closing Date. Sellers will take commercially reasonable efforts to ensure that Current Managers shall operate the Facilities in the ordinary course of business in a manner consistent with the practices in place as of the Effective Date. Sellers will take commercially reasonable efforts to cause the Current Managers to maintain each Facility and continue to make ordinary repairs, replacements and maintenance with respect to each Facility, the Real Property, the Personal Property, the FF&E and the Improvements in a manner consistent with the practices in place as of the Effective Date.
(iv.)Sellers will take commercially reasonable efforts to ensure that Current Managers preserve the resident occupancy levels of the Facilities as of the Effective Date and goodwill with all of the suppliers, residents and others having business relations with Sellers or the Facilities.
(v.)Sellers will not and will take commercially reasonable steps to ensure that Current Managers will not make any material change in the operation of the Property nor sell or agree to sell any items of machinery, equipment or other assets of the Property that are not replaced prior to the Closing Date.
(vi.)There will be no change in ownership or control of any of the Property prior to Closing, and Sellers will not take any action inconsistent with its obligation under this Agreement.
(vii.)Sellers will maintain (or cause the Current Managers to maintain) in force or renew on commercially reasonable terms the existing hazard and liability insurance policies as are in effect as of the Effective Date for all of the Property.

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(viii.)Other than in the ordinary course of business and consistent with past practices, Seller will not and will take commercially reasonable steps to prevent the Current Managers from entering into any new contract or commitment, or modify or reject any existing contract or commitment, affecting any part of the Property.
(ix.)Sellers will make commercially reasonable efforts to ensure that Current Managers will maintain the inventories of perishable food, non-perishable food, central supplies, linen, housekeeping and other supplies at each Facility at substantially the same condition and quantity as presently maintained, at levels sufficient to meet any legal requirements.
(x.)Sellers will make commercially reasonable efforts to cause the Current Managers to provide Purchasers or New Operators and their representatives with access to the Facilities and the Property during normal business hours and upon not less than twenty-four (24) hours prior notice.
(xi.)Sellers will cause the Current Managers to file all returns, reports and filings of any kind or nature, required to be filed by Sellers on a timely basis and will timely pay all taxes or other obligations and liabilities which are due and payable with respect to the Property in the ordinary course of business.
(xii.)Sellers will make commercially reasonable efforts to cause the Current Managers to: (A) cause all of the Property to be operated in compliance with all applicable laws, regulations and ordinances, as are now in effect; and (B) take all actions reasonably necessary to achieve compliance with any laws, regulations and ordinances which are enacted after the Effective Date and prior to Closing.
(xiii.)Sellers will promptly notify Purchasers in writing of any material adverse change of which Sellers become aware in the physical or financial condition of the Property, including, without limitation, delivery to Purchasers within three (3) business days of receipt notices received of any action pending, threatened or recommended by the appropriate state or federal agency having jurisdiction thereof to revoke, withdraw or suspend any right of Sellers to operate any of the Facilities, to terminate the participation of any of the Facilities in the Title XVIII or Title XIX of the Social Security Act programs, to terminate or fail to renew any provider agreement related to any of the Facilities, or to take any action that would have a material adverse effect on Purchasers’ or New Operators’ ability to purchase and operate the Facilities as skilled nursing and residential care facilities, as applicable (provided however that if Sellers become aware of any such material adverse change less than three (3) business days prior to the Closing Date, Sellers shall immediately notify Purchasers in writing of such material adverse change). Sellers will promptly notify Purchasers and deliver to Purchasers within three (3) business days of receipt of copies of all surveys and inspection reports from any governmental agencies received after the Effective Date (provided, however, the receipt of such surveys and inspection reports shall not be deemed a “material adverse change” for purposes of this Section 10(a)).

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(xiv.)Sellers will refrain from taking any action that would cause an encumbrance to the title of the Real Property not in existence as of the date hereof that will not be satisfied, released or discharged as of the Closing Date.
(xv.)Prior to Closing, Sellers shall, at Sellers’ cost and expense, (i) commence the work relating to the installation of a new generator at the Sedgwick Facility sufficient to satisfy the notice of violation from CMS with respect to the Sedgwick Facility before remedies are enforced or penalties assessed by CMS (the “Sedgwick Generator Work”) and (ii) repair the roof at the Haysville Facility sufficient to repair the hail damage to the roof and any damage to that Facility due to leaks caused by such damage (the “Haysville Roof Work” and, together with the Sedgwick Generator Work, the “Work”). Sellers shall cause the Work to be performed in a good and workmanlike manner, in accordance with the contracts for the Work and all applicable codes, ordinances and laws, including with respect to the Sedgwick Generator Work, the requirements of CMS. Upon completion of the Sedgwick Generator Work, Sellers shall obtain confirmation from CMS that the notice of violation issue by CMS with respect to the generator has been remedied. Sellers shall pay all costs of the Work and if any mechanic’s or materialmen’s or other lien is filed against the Property in respect of material supplied or work done in connection with the Work, whether before or after Closing, Sellers shall be responsible for the timely payment and/or discharge of such lien. Buyer and its representatives shall have reasonable access to the Sedgwick Facility and the Haysville Facility to observe the Work. Sellers shall provide Buyer with written notice of the date of completion of the Work and Sellers and Buyer will conduct an inspection of the Work. Following the inspection, Buyer shall provide Seller with a written list of any defects, omissions or other items of construction in the Work not constructed or furnished as required herein to the reasonable satisfaction of Buyer. Sellers shall cause all such defects, omissions or other items noted by Buyer to be promptly completed, corrected or repaired as soon as reasonably possible. In the event that any of the Work, or any defects, omissions or other items noted by Buyer, are not completed, corrected or repaired and fully paid for on or before Closing, then an amount sufficient to fully pay for all costs and expenses to complete, correct or repair the Work following Closing shall be deducted from the Purchase Price proceeds payable to Sellers and deposited in a non-interest bearing escrow account to be held, paid and disbursed following Closing pursuant to the terms of a capital repairs escrow agreement reasonably acceptable to Sellers and Buyer (the “Capital Repairs Escrow Agreement”).
(b.)    Joint Covenants. Each party hereto agrees and covenants to use its best efforts to cause the conditions to its obligations and to the other party’s obligations herein set forth to be satisfied at or prior to the Closing Date. Each party shall promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated hereby, or which would indicate a breach of the representations or warranties of any other party hereto. Each of the parties hereto agrees to execute and deliver any further agreements, documents or instruments necessary to effectuate this Agreement and the

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transactions referred to herein or contemplated hereby or reasonably requested by the other party to perfect or evidence their rights hereunder, whether prior to or following the Closing Date.
11.CONVEYANCES. Conveyance of the Real Property to Purchasers shall be by Receiver’s Deeds, subject only to the Permitted Exceptions. Conveyance of the FF&E shall be by Bills of Sale from Sellers to Purchasers containing a full warranty of title and free of all liens, encumbrances and security interests in and to the FF&E. Conveyance of the Personal Property shall be by Bills of Sale and General Assignments from Sellers to Purchasers or New Operators, if so directed by Purchasers, containing a full warranty of title free of all liens, encumbrances and security interests, in and to the Personal Property.
12.CLOSING DELIVERIES.
(a.)    Purchasers’ Closing Deliveries. On or before the Closing Date, Purchasers agree that they will:
(i.)    Deposit the balance of the Purchase Price due at Closing by wire transfer into the Closing Escrow.
(ii.)    Deliver into the Closing Escrow such documents, certifications and statements as may be required by the Title Company to issue the Title Policies, the Title Endorsements, and any loan title policies to Purchasers’ lender, including, without limitation, a Title Company Disbursement Statement signed by Purchasers approving each and every of the payments and disbursements made by the Title Company through the Closing Escrow.
(iii.)    Deliver to Sellers Certificates of Good Standing from the Delaware Secretary of State for Purchasers, and certified copies of the resolutions of the Purchasers authorizing the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith, including all instruments required hereunder, sufficient in form and content to meet the requirements of Kansas law, as applicable, relevant to such transactions and certified by the manager of Purchasers as adopted and in full force and effect and unmodified as of Closing.
(iv.)    Deliver to Sellers a bring down certificate of the representations and warranties made and given by Purchasers in this Agreement.
(v.)    Deliver to Sellers an executed counterpart of the Operations Transfer Agreement signed by Purchasers and New Operators.
(vi.)    Deliver to Sellers an executed counterpart of the Escrow Holdback Agreement signed by Purchasers and New Operators.
(vii.)    Deliver to Sellers such further instruments and documents as are reasonably requested by Seller.

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(viii.)    Deliver to Sellers an affidavit executed by each of Purchasers certifying that it is not a “blocked person” under Executive Order 13224, which form shall be acceptable to Sellers.
(ix.)    Deliver to Sellers an affidavit executed by each of Purchasers pursuant to Section 1445 of the Internal Revenue Code that that it is not a foreign corporation, foreign partnership, foreign trust, or foreign estate.
(x.)    Deliver to Sellers the Capital Repairs Escrow Agreement (as defined in Section 10(a)(xv) herein), if required.
(b.)    Sellers’ Closing Deliveries. On or before the Closing Date, Sellers will deliver into the Closing Escrow (except as otherwise set forth below) signed originals of the following documents in form and substance reasonably satisfactory to counsel for the Sellers and Purchasers (the “Closing Deliveries”):
(i.)    Deeds conveying the Real Property from Sellers to Purchasers or their nominees, subject only to the Permitted Exceptions, duly executed by the Receiver and in a form substantially similar to the form attached hereto as Exhibit C (the “Receiver’s Deeds”); provided, however, at Purchasers’ request, the Property Owner of the Council Grove Facility shall quitclaim to Purchasers or their nominee the property more particularly described as: Lots 7, 8 And 9, Alspaw Addition Unit 1, Council Grove, Morris County, Kansas.
(ii.)    Bills of Sale for the FF&E and certain Personal Property owned by Property Owners from Property Owners to Purchasers as provided in Section 11 herein.
(iii.)    Bills of Sale for the Supplies (as defined in the Operations Transfer Agreement) and General Assignments to New Operators for certain other Personal Property as provided in Section 11 herein.
(iv.)    Deliver into the Closing Escrow such documents, certifications and statements as may be required by the Title Company to issue the Title Policies, the Title Endorsements, and any loan title policies to Purchasers’ lender, including, without limitation, a copy of the Title Company Disbursement Statement signed by Sellers approving each and every one of the payments and disbursements made by the Title Companies, through the Closing Escrow.
(v.)    Any statement, affidavit or undertaking required by the Title Company in order to give Purchasers good and clear title to the Property per the requirements of this Agreement.
(vi.)    Real Estate Transfer Tax Declarations for the Real Property, if any.

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(vii.)    A Form 1099 identifying Sellers’ gross proceeds and Sellers’ tax identification numbers.
(viii.)    Deliver to Purchasers a bring down certificate of the representations and warranties made and given by Sellers in this Agreement.
(ix.)    Deliver to Purchasers Certificates of Good Standing from the Secretary of State for each Seller.
(x.)    Deliver to Purchasers an executed counterpart of the Escrow Holdback Agreement signed by Sellers.
(xi.)    Deliver to Purchasers an agreement executed by Sellers and the Current Managers terminating the Existing Management Agreements effective as of the Closing Date.
(xii.)    Deliver to Purchasers a final, non-appealable court order from the Chancery Court of Davidson County, Tennessee, approving the sale of the Property in accordance with the terms of this Agreement (provided, however, Sellers failure to secure and deliver the foregoing order shall not be deemed an event of default by Sellers under this Agreement).
(xiii.)    Deliver to Purchasers written approval from the Attorney General for the State of Tennessee for the sale of the Property in accordance with the terms of this Agreement (provided, however, Sellers failure to secure and deliver the foregoing written approval shall not be deemed an event of default by Sellers under this Agreement).
(xiv.)    Deliver to Purchasers the Capital Repairs Escrow Agreement (as defined in Section 10(a)(xv) herein), if required.
(xv.)    Deliver to Purchasers an executed counterpart of the Operations Transfer Agreement signed by Sellers.
(xvi.)    Such further instruments and documents as are reasonably necessary to complete the transfer of the Property to Purchasers and New Operators in accordance with the terms of this Agreement.
(c.)    Title Company Closing Deliveries. On or before the Closing Date, the Title Company shall deliver into Closing Escrow the Title Policies, or pro forma policies or marked commitments for the same, reasonably acceptable to Purchasers, dated as of the date and time of the recording of the deed for the Real Property.
13.SELLERS’ REPRESENTATIONS AND WARRANTIES.
The following warranties and representations are made by the Receiver to Purchasers:

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(a.)    Status of Seller. Sellers are each a limited liability company duly organized and validly existing under the laws of the State of Kansas, and is duly qualified to own the Property and conduct their business in the State of Kansas.
(b.)    Authority and Enforceability. Subject the approval of the Chancery Court of Davidson County, Tennessee and the Attorney General of the State of Tennessee as contemplated in Section 15(o) herein, the Receiver has the full right, power and authority to enter into and perform the Sellers obligations under this Agreement, the Closing Deliveries and each of the other agreements, assignments, certificates, instruments and documents executed, furnished or to be furnished in connection herewith or in any Exhibit hereto or thereto (collectively, the “Transaction Documents”) to which the Sellers are a party. Subject the approval of the Chancery Court of Davidson County, Tennessee and the Attorney General of the State of Tennessee as contemplated in Section 15(o) herein, this Agreement and the Transaction Documents are the legal, valid and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms.
(c.)    Compliance with Agreements. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein, and all related documents will not result in a default under any mortgage, note, agreement, organizational document or other instrument or obligation to which Sellers are a party or by which the Property may be bound or affected and which will not be released or nullified by the order of the Chancery Court of Davidson County, Tennessee approving this Agreement, or otherwise satisfied in connection with or prior to Closing.
(d.)    Title. Sellers are the fee simple owners of good and marketable title to the Real Property, free and clear of all liens, encumbrances, covenants, conditions, restrictions, leases, tenancies, licenses, claims and options, except for the Permitted Exceptions, Sellers’ agreements with residents, and except for any liens or encumbrances in favor of Sellers that Sellers covenant will be removed or discharged of record on or before the Closing Date.
(e.)    No Default. To the actual knowledge of James A. Skinner, President of the Receiver, after due inquiry of the Current Managers (hereinafter, “to the Knowledge of the Receiver”), there is no default by Sellers under any mortgage, contract, lease or other agreement affecting or relating to any of the Property, except as set for in Schedule 13(e) hereto.
(f.)    Litigation. There are no lawsuits, investigations or other proceedings pending or, to the knowledge of the Receiver, threatened, against any of the Facilities or Sellers, other than as set forth in Schedule 13(f), attached hereto and made a part hereof.
(g.)    Personal Property and Improvements. All tangible rights, properties and assets required in the operation of the Facilities as of the Effective Date are owned by Sellers and are included in the Property to be transferred hereunder. All utility services, including heat, air conditioning, hot and cold water, telephones, gas and electrical service are available at the Facilities in quantities sufficient for the present use of the Property by Sellers and their Current Managers.
(h.)    Insurability. To the Knowledge of the Receiver, Sellers have not received any written notice or request from any insurance company or underwriters setting forth any defects

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in the Property which might affect the insurability thereof, requesting the performance of any work or alteration of the Property.
(i.)    Rights with Respect to Property. To the Knowledge of Receiver, there are no existing agreements, options or commitments granting to any person or entity the right to acquire Sellers’ right, title and interest in or to any of the Property to be acquired hereunder.
(j.)    Financial Statement. To the Knowledge of the Receiver, the financial statements furnished to Purchasers by the Current Managers are true, correct and complete in all material respects.
(k.)    Licensure and Certifications. Except as otherwise disclosed in Schedule 13(k) hereto (i) the Facilities are licensed for the number of nursing home care beds as set forth in Exhibit A (the “Licensed Beds”), (ii) the FF&E at each Facility includes equipment, supplies, inventory and other property sufficient in quality and quantity to operate each Facility as a skilled nursing home with the Licensed Beds in accordance with applicable laws, (iii) each Facility is certified for participation in the Medicaid and Medicare Reimbursement Programs, (iv) there are no written claims, demands, or other notices of or action alleging the overpayment of Medicaid, Medicare or other governmental or quasi-governmental reimbursement or demands for the return of such alleged overpayment by any third party payor with respect to any of the Facilities, (v) each Facility is in compliance with all state or local building, fire safety or health authorities’ regulations, (vi) there are no outstanding Life Safety Code deficiencies or violations cited by CMS, KDADS, or state or local building, fire safety or health authority that have not been corrected as of the Effective Date, and (vii) none of the Facilities have any waivers of any Life Safety Code violations.
(l.)    Violations Sellers have not received notice with respect to any of the Facilities that they have been charged or implicated in any violation of any state or federal statute or regulation involving false, fraudulent or abusive practices relating to their participation in state or federally sponsored reimbursement programs, including but not limited to false or fraudulent billing practices.
(m.)    Tax Returns. All tax returns and reports required by law to be filed by Sellers relating to the ownership or operation of the Property prior to the Closing Date (collectively “Tax Returns”) have been properly and timely filed (subject to the right to extend or delay the filing thereof), and all taxes respectively due under such Tax Returns have been timely objected to, disputed and/or paid thereby or will be paid in the ordinary course. Purchasers are not assuming under this Agreement any tax liabilities owed by Sellers and/or Current Managers as a result of the ownership or operation of any of the Facilities prior to the Closing Date.
(n.)    Government Investigations. Sellers have not received notice of the commencement of any investigation proceedings or any governmental investigation or action (including any civil investigative demand or subpoena) under the False Claims Act (31 U.S.C. Section 3729 et seq.), the Anti-Kickback Act of 1986 (41 U.S.C. Section 51 et seq.), the Federal Health Care Programs Anti-Kickback statute (42 U.S.C. Section 1320a-7a(b)), the Ethics in Patient Referrals Act of 1989, as amended (Stark Law) (42 U.S.C. 1395nn), the Civil Money Penalties Law (42 U.S.C. Section 1320a-7a), or the Truth in Negotiations (10 U.S.C. Section 2304 et seq.), Health

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Care Fraud (18 U.S.C. 1347), Wire Fraud (18 U.S.C. 1343), Theft or Embezzlement (18 U.S.C. 669), False Statements (18 U.S.C. 1001), False Statements (18 U.S.C. 1035), and Patient Inducement Statute and equivalent state statutes or any rule or regulation promulgated by a Governmental Authority with respect to any of the foregoing healthcare fraud laws affecting Sellers with respect to any of the Facilities.
(o.)    HIPAA. To the Knowledge of Receiver, Sellers have not received notice that, with respect to any of the Facilities, they are not in material compliance with the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.
(p.)    Untrue Statement of Material Fact. To the Knowledge of the Receiver, no representation or warranty by Receiver in this Agreement or in any instrument, certificate or statement furnished to Purchasers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.
(q.)    Liens. There are no liens claimed or which may be claimed against any of the Real Property for work performed or commenced prior to the Closing Date.
(r.)    Eminent Domain. To the Knowledge of Receiver, Sellers have not received any written notice of any pending or contemplated condemnation, eminent domain or similar taking with respect to all or any portion of the Property. Sellers have not received any written notice of any pending or contemplated assessments affecting all or any portion of the Property.
(s.)    Real Property Laws. To the Knowledge of Receiver, except for any matters disclosed by the Permitted Exceptions, Sellers have not received any written notice of violation nor claimed violation of any applicable building, zoning or other land use and similar laws, codes, ordinances, rules, regulations and orders, including, without limitation, the Americans With Disabilities Act (other than environmental laws, which are more particularly described below) that would materially affect the use, occupancy, operation or marketability of the Real Property. From and after the Effective Time, Purchasers waive, release, and forever discharge Sellers and their directors, officers, shareholders, managers, members, employees, and agents, and their respective heirs, successors, personal representatives and assigns (collectively, the “Released Parties”), of and from any and all suits, legal or administrative proceedings, claims, demands, actual damages, punitive damages, losses, costs, liabilities, interest, attorneys’ fees and expenses of whatever kind and nature, in law or in equity, known or unknown (herein, “Claims”), that Purchasers ever had, now have, or in the future may have, against any of the Released Parties, based upon, or arising directly or indirectly out of: (i) the condition, character, suitability, quality or nature of the Property; and (ii) the existence, presence or condition of the asbestos-containing material or any hazardous materials (as defined by any applicable law, rule or regulation), on, in or under the Property (items (i) and (ii) are collectively, the “Conditions”); provided, however, that this waiver, release and discharge shall not apply to any Claims asserted by a third party against Purchasers or their affiliates as a result of personal injury or property damage occurring before Closing as a result of any Condition.

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(t.)    Properties Sold As-Is, Where-Is. Purchasers represent that as of the expiration of the Due Diligence Period, Purchasers will have fully inspected the Property, will have made all investigations as it deems necessary or appropriate, and except for any representations of Sellers in this Agreement, Purchasers will be relying solely upon its inspection and investigation of the Property for all purposes whatsoever, including, but not limited to, the determination of the condition of the structures, improvements, soils, subsurface, drainage, surface and groundwater quality, and all other physical characteristics; availability and adequacy of utilities; compliance with governmental laws and regulations; access; encroachments; acreage and other survey matters; and the character and suitability of the Property. In addition, Purchasers acknowledge and agree that except for any representations of Sellers in this Agreement, the Property is being purchased and will be conveyed “AS IS” with all faults and defects, whether patent or latent, as of the Closing. There have been no representations, warranties, guarantees, statements or information, express or implied, pertaining to the Property, its condition, or any other matters whatsoever, made to or furnished to Purchasers by Sellers or any employee or agent of Sellers, except as specifically set forth in this Agreement.
14.PURCHASERS’ REPRESENTATIONS AND WARRANTIES.
Purchasers hereby warrant and represent to Sellers that:
(a.)    Status of Purchasers. Purchasers are limited liability companies duly formed and validly existing under the laws of the State of Delaware and are duly qualified to own property and conduct their business in the State of Kansas.
(b.)    Authority. Purchasers have full power and authority to execute and to deliver this Agreement and all documents to be executed and/or delivered by it hereunder, and to carry out the transaction contemplated herein. This Agreement is, and all instruments and documents delivered pursuant hereto at the Closing will be valid and binding documents enforceable against Purchasers in accordance with their terms. The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated herein, and all related documents will not result in a default under any mortgage, note, agreement, organizational document or other instrument or obligation to which Purchasers are a party or by which the Property of Purchasers may be bound or affected.
(c.)    Necessary Action. Purchasers have taken all action required under its organizational agreements necessary to enter into this Agreement and to carry out the terms of this Agreement. This Agreement has been, and the other documents to be executed by Purchasers when delivered at Closing will have been, duly executed and delivered by Purchasers.
(d.)    No Consent Required. No consent, order, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution or delivery by Purchasers of this Agreement, or the performance by Purchasers of this Agreement, prior to, or as of or at the Closing Date, or as a consequence thereof, or with the consummation by Purchasers of the transactions contemplated hereby to be consummated prior to, as of or at the Closing Date, except the receipt by New Operators of long term care facility licenses for each Facility from KDADS, for the Licensed Beds.

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(e.)    Untrue Statement of Material Fact. No representation or warranty by Purchasers in this Agreement or in any instrument, certificate or statement furnished to Purchasers pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained herein or therein not misleading.
15.CONDITIONS TO PURCHASERS’ OBLIGATIONS. All obligations of Purchasers under this Agreement, including the obligation to pay the Purchase Price and close this transaction are contingent and subject to fulfillment, prior to or at Closing, of each of the following conditions, any one of which may be waived by Purchasers in writing:
(a.)    Compliance. Prior to the Closing Date, none of the following notices shall have been received by Sellers or with respect to any of the Facilities:
(i.)    Any notice received more than 10-days prior to the Closing Date citing an outstanding Life Safety Code or KDADS violation that has not been addressed prior to the Closing Date by a plan of correction accepted by or that has caused any of the Facilities to be in an “open survey cycle”.
(ii.)    Any notice received more than 10-days prior to the Closing Date stating that any of the Facilities are not in substantial compliance with applicable KDADS, fire safety or health authorities regulations, Life Safety Code, or United States Centers for Medicare and Medicaid Services regulations, unless remedied prior to the Closing Date so that the Facility is not in an “open survey cycle”.
(iii.)    Any notice imposing any sanctions upon any of the Facilities under applicable law, rule or regulations, including, but not limited to, denial of payment for new admissions, termination or suspension of participation in the Medicare or Medicaid reimbursement program or civil monetary penalties not discharged by payment or other settlement prior to the Closing Date.
(b.)    Sellers’ Representations, Warranties and Covenants. Sellers’ representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transaction contemplated herein shall be true on the Effective Date and as of the Closing Date as though such representations, warranties and covenants were then again made.
(c.)    Sellers’ Performance. Sellers shall have performed all of their obligations and covenants under this Agreement that are to be performed prior to or at Closing, including but not limited to, Sellers’ delivery of all of Sellers’ Closing Documents.
(d.)    Title Insurance. On the Closing Date, Sellers shall deliver good and marketable fee simple title to the Real Property, subject only to the Permitted Exceptions, which the Title Company will insure for the full Purchase Price under the Title Policies, in accordance with the requirements of Section 9 hereof.

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(e.)    No Defaults. Seller shall not be in material default under any mortgage, contract, lease, or other agreement affecting or relating to the Property, except as set forth in Schedule 13(e).
(f.)    Change of Ownership. There shall be no change in the ownership or control of the Property between the Effective Date and the Closing Date.
(g.)    Absence of Litigation. Except for the litigation identified in Schedule 13(f) hereto, no action or proceeding shall have been instituted or threatened before any court or governmental body or authority the result of which is reasonably likely to prevent or make illegal the acquisition by Purchasers of the Property, or the consummation of the transaction contemplated hereby, or which could materially and adversely affect New Operators’ ability to operate the Facilities as nursing homes and residential care facilities, as applicable, with same number and type of licensed beds as currently existing at each Facility as described in Exhibit A attached hereto. There are no orders which are entered after execution of this Agreement and prior to Closing and which shall result in the immediate forced closing of any of the Facilities prior to the Closing Date.
(h.)    No Material Change. No material adverse change shall have occurred in the physical or financial condition of the Facilities taken as a whole on a cumulative basis. Without limiting the generality of the foregoing, it is acknowledged that Purchasers shall deem a decrease of ten percent (10%) of the census of the Facilities as a material adverse change, measured as the difference between the cumulative resident occupancy for all of the Properties as of the Effective Date and the average cumulative resident occupancy for all of the Properties for the seven (7) day period beginning fourteen (14) days prior to the Closing Date, and Purchasers shall also deem any announced decrease in the amount of 10% or more (measured as a comparison between the rates in effect as of the Effective Date and the rate either in effect on the Closing Date or any rate changes announced prior to the Closing Date) of the rate at which the Facilities are reimbursed by Medicare or the Kansas Medicaid program as a material adverse change.
(i.)    New Licenses. Purchasers and New Operators shall have received adequate assurance of obtaining all governmental and quasi-governmental licenses and other regulatory approvals needed to own and operate the Facilities under Kansas law (e.g. a comfort letter from KDADS stating that they are prepared to issue the License).
(j.)    Removal of Personal Property Liens. The Property shall be free and clear of all liens, claims and encumbrances other than those permitted herein or that will be paid or otherwise satisfied by Sellers on the Closing Date.
(k.)    Resident Transfers. Receiver shall use its best efforts to ensure there is no transfer of residents from any of the Facilities to a nursing facility owned or operated by any entity which is owned in whole or part, directly or indirectly, by any owner, partner or manager of the Sellers or Current Manager, nor shall there be any voluntary transfers by Sellers or Current Manager of residents from any of the Facilities to any other nursing facility, where such transfer is not in the ordinary course of business and not for reasons relating to the health and well-being of the resident transferred or otherwise required by law.

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(l.)    Operations Transfer Agreement. Simultaneous with the execution of this Agreement, Sellers and New Operators shall enter into the Operations Transfer Agreement which includes, among other things, the following: (i) the hiring by New Operators of a sufficient number of employees at each Facility to avoid WARN reporting requirements along with a full credit to New Operators for all accrued employee sick, vacation and holiday pay (including associated payroll taxes); (ii) New Operators’ right to reject all service contracts at each Facility; (iii) indemnification and post-closing protection to New Operators from Sellers for pre-closing liabilities and claims under the Operations Transfer Agreement, including but not limited to Medicare and Medicaid overpayments, MDS adjustments, civil monetary penalties, bed taxes, claims relating to the patient trust funds, unpaid taxes, and any and all claims or demands which occurred or accrued prior to the Closing Date (collectively, “OTA Claims”), and providing for Sellers and New Operators to enter into the Escrow Holdback Agreement; (iv) procedures for post-closing adjustments for accounts receivable and accounts payable, including prorations for all applicable bed taxes (collectively, “OTA Post-Closing Adjustments”); and (v) transfer of patient trust funds, Personal Property, and to the extent allowable by federal law and state law, the existing Medicare and Medicaid provider agreements. All of the conditions to the obligations of New Operators set forth in the Operations Transfer Agreement shall have been fulfilled or waived and Sellers shall have fulfilled, in accordance with the terms of the Operations Transfer Agreement, all of their obligations thereunder such that there is no event of default under the Operations Transfer Agreement on behalf of Sellers. Notwithstanding the foregoing, Sellers and Purchasers acknowledge and agree that (a) Sellers cannot submit this Agreement for approval to the Chancery Court for Davidson County, Tennessee or the Attorney General for the State of Tennessee as required by Section 15(o) herein, until the parties have executed and agreed on the terms of the Operations Transfer Agreement; and (b) the Operations Transfer Agreement shall include a provision similar the provisions of Sections 17(a)-(c) herein, wherein Purchasers and New Operators acknowledge and agree that the indemnity and reimbursement liabilities of Sellers under the Operations Transfer Agreement, the Escrow Holdback Agreement and this Agreement (including, without limitation, OTA Claims and OTA Post-Closing Adjustments) shall not under any circumstances exceed cumulatively, the Maximum Indemnity Amount (as defined herein). The term “Maximum Indemnity Amount”) shall mean: (i) TWO MILLION DOLLARS ($2,000,000.00) during the first year immediately following the Closing Date, (ii) ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000.00) during the calendar year immediately following the first anniversary of the Closing Date, (iii) ONE MILLION DOLLARS ($1,000,000.00) during the calendar year immediately following the second anniversary of the Closing Date, and (iv) FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) during the six month period immediately following the third anniversary of the Closing Date (provided, however, during such six month period under clause (iv), Sellers’ Surviving Liabilities (as defined in Section 17(a) herein) shall be limited to indemnity obligations of Sellers relating to any settlement, adjustment, disallowance, overpayment, set off against future payments or reimbursement, or recoupment arising from any cost report filed with any government healthcare program for any period ending on or before the Closing Date, including any such cost report filed after the Closing Date for prior periods, and any demand for return of any payments made in any period before the Closing Date by any government healthcare program, whether by the government healthcare program or a contractor acting on behalf of a government healthcare program).

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(m.)    FF&E. Substantially all of the FF&E and Personal Property shall be located at the Facilities on the Closing Date.
(n.)    Accuracy of Representations and Warranties of Seller. No representation or warranty by or on behalf of Sellers contained in this Agreement and no statement by or on behalf of Sellers in any certificate, list, exhibit or other instrument furnished or to be furnished to Purchasers by or on behalf of Sellers pursuant hereto contains any untrue statement or omits or will omit to state any facts which are necessary in order to make the statements contained therein, in light of the circumstances under which they are made, not misleading.
(o.)    Required Approvals. Purchasers shall have received from Sellers (i) a final, non-appealable court order in form reasonably satisfactory to Purchasers from the Chancery Court of Davidson County, Tennessee, approving the sale of the Property in accordance with the terms of this Agreement and ordering the sale of the Property free and clear of all monetary liens and monetary encumbrances, and (ii) written confirmation from the Attorney General for the State of Tennessee in form reasonably satisfactory to Purchasers that the Attorney General will not object to the sale of the Property in accordance with the terms of this Agreement.
16.CONDITIONS TO SELLERS’ OBLIGATIONS. All obligations of Sellers under this Agreement are subject to the fulfillment, prior to or at Closing, of each of the following conditions, any one or all of which may be waived by Sellers in writing:
(a.)    Purchasers’ Representations, Warranties and Covenants. Purchasers’ representations, warranties and covenants contained in this Agreement or in any certificate or document delivered in connection with this Agreement or the transactions contemplated herein shall be true at the Effective Date and as of the date of Closing as though such representations, warranties and covenants were then again made.
(b.)    Purchasers’ Performance. Purchasers shall have performed their obligations and covenants under this Agreement that are to be performed prior to or at Closing, including but not limited to, Purchasers’ delivery of all of Purchasers’ Closing Documents.
(c.)    Absence of Litigation. No action or proceeding shall have been instituted, nor any judgment, order or decree entered by any court or governmental body or authority preventing the acquisition by Purchasers of the Real Property of the other assets or the consummation of the transaction contemplated hereby.
(d.)    New Licenses. Purchasers and New Operators shall receive adequate assurances of obtaining all governmental and quasi-governmental licenses and other regulatory approvals needed to own and operate the Facilities under Kansas law (e.g. a comfort letter from KDADS stating that they are prepared to issue the License).
(e.)    Operations Transfer Agreement. Sellers and New Operators have entered into the Operations Transfer Agreement.

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(f.)    Required Approvals. Sellers shall have received (i) a final, non-appealable court order from the Chancery Court of Davidson County, Tennessee, approving the sale of the Property in accordance with the terms of this Agreement and ordering the sale of the Property free and clear of all monetary liens and (ii) written confirmation from the Attorney General for the State of Tennessee in form reasonably satisfactory to Sellers that the Attorney General will not object to the sale of the Property in accordance with the terms of this Agreement.
17.ESCROW HOLDBACK.
(a.)    Pursuant to the terms of a mutually acceptable Escrow Holdback Agreement for a term of three and one-half (3 ½) years entered into by Sellers and Purchasers (the “Escrow Holdback Agreement”), Sellers will deposit on the Closing Date into escrow an amount equal to the Maximum Indemnity Amount (the “Escrow Holdback Deposit”) as security for (a) any OTA Claims of New Operators, (ii) any OTA Post-Closing Adjustments and (c) any indemnity obligations or liabilities of Sellers of any kind whatsoever under this Agreement to Purchasers or the New Operators (such OTA Claims, OTA Post-Closing Adjustments and any indemnity obligations or liabilities of Sellers of any kind whatsoever under this Agreement are collectively referred to hereinafter as “Sellers’ Surviving Liabilities”).
(b.)    If Sellers’ Surviving Liabilities exceed the Maximum Indemnity Amount (as such amount shall decrease pursuant to Section 15(l) herein) such excess liabilities shall be the sole responsibility of Purchasers or New Operators and Sellers shall have no liability whatsoever for such excess.
(c.)    Purchasers shall promptly notify Sellers in writing of any OTA Claim, OTA Post-Closing Adjustments and any indemnity obligations or liabilities of Seller of any kind whatsoever under this Agreement (including, without limitation, those requests for payment from the Escrow Holdback Deposit), which notification, if applicable, shall include the necessary supporting documentation to show that the Escrow Holdback Deposit should be distributed to Purchasers or New Operator pursuant to the terms the Escrow Holdback Agreement established under the OTA.
18.CASUALTY/CONDEMNATION.
(a.)    Sellers shall promptly notify Purchasers of any casualty damage it becomes aware of or notice of condemnation that Sellers receive prior to the Closing Date.
(b.)    If: (A) any portion of the Property is damaged by fire or casualty after the Effective Date and is not repaired and restored substantially to its original condition prior to Closing, and (B) at the time of Closing the estimated cost of repairs is Five Hundred Thousand Dollars ($500,000) or less, as determined by an independent adjuster, or otherwise should Purchasers opt pursuant to Section 18(c)(ii), Purchasers shall be required to purchase the Property in accordance with the terms of this Agreement and at Sellers’ option, Purchasers shall either: (x) receive a credit at Closing of the estimated cost of repairs as determined by the aforesaid independent adjuster; or (y) at Closing Sellers shall: (1) assign to Purchasers, without recourse, all insurance claims and proceeds with respect thereto (less sums theretofore expended in connection with such fire or

10370945.3    22

casualty, if any, by Seller, including for temporary repairs or barricades) (in which event Purchasers shall have the right to participate in the adjustment and settlement of any insurance claim relating to said damage), and (2) credit Purchasers at Closing with an amount equal to Sellers’ insurance deductible. Sellers shall have no liability or obligation with respect to the quantity or condition of the Property and shall be released from any representation and warranty regarding same as a result of such fire or casualty.
(c.)    If, at the time of Closing, the estimated cost of repairing such damage is more than FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($500,000.00), as determined by such independent adjuster, Purchasers may, at their sole option: (i) terminate this Agreement by notice to Sellers within fifteen (15) days after such casualty (which shall be deemed a termination pursuant to Section 19(a)(i) of this Agreement); or (ii) proceed to Closing in accordance with Section 18(b)If, prior to Closing, a “material” portion of the Property is taken by eminent domain, then Purchasers shall have the right within fifteen (15) days after receipt of notice of such material taking to terminate this Agreement, (which shall be deemed a termination pursuant to Section 19(a)(i) of this Agreement). If Purchasers elect to proceed and to consummate the purchase despite said material taking (such election being deemed to have been made unless Purchasers notify Sellers to the contrary within fifteen (15) days after receipt of notice from Sellers to Purchasers of any taking), or if there is less than a material taking prior to Closing, there shall be no reduction in or abatement of the Purchase Price and Purchasers shall be required to purchase the Property in accordance with the terms of this Agreement, and Sellers shall assign to Purchasers, without recourse, all of Sellers’ right, title and interest in and to any award made or to be made in the eminent domain proceeding with respect to such taking (in which event Purchasers shall have the right to participate in the adjustment and settlement of such eminent domain proceeding). For the purpose of this Section, the term “material” shall mean any taking of in excess of ten percent (10%) of the square footage of any of the Facilities or twenty percent (20%) of the Real Property associated with any of the Facilities, which would: (i) adversely affect Purchasers’ or New Operators’ ability after said taking to operate any of the Facilities in compliance with the Licenses with the same number of beds at the applicable Facility as are existing with respect to such Facility as of the date of this Agreement; or (ii) eliminate after said taking a means of egress and ingress to and from the applicable Facility to a public highway; or (iii) cause the use of the applicable Facility after said taking to no longer be in compliance with all applicable zoning and building rules, regulations and ordinances.
19.TERMINATION.
(a.)    Termination. This Agreement may be terminated at any time prior to the Closing by: (i) the mutual written consent of the Sellers and Purchasers; (ii) by Purchasers, if Purchasers’ conditions to their obligations to close under Section 15 herein are not satisfied or waived by Purchasers on or before the Closing Date; (iii) by Purchasers if Sellers are in breach of their obligations under this Agreement and such breach has not been (A) waived in writing by Purchasers or (B) cured by Sellers within twenty-one (21) days after notice to Sellers of such breach; (iv) by Sellers, if Sellers’ conditions to their obligations to close under Section 16 herein are not satisfied or waived by Sellers on or before the Closing Date; (v) by Purchasers if the final, non-appealable court order and written confirmation referred to in Section 15(o) have not been received by the date that is 60-days after the Effective Date; (vi) by Purchasers or Sellers if Purchasers have

10370945.3    23

not received the licenses and approvals called for under Section 15(i) by March 31, 2013, provided, however, that Purchasers shall only be able to exercise this right if they have submitted all necessary applications to KDADS by February 22, 2013; or (vii) by Sellers, if Purchasers are in breach of their obligations under this Agreement and such breach has not been (A) waived in writing by Sellers or (B) cured by Purchasers within twenty-one (21) days after notice to Purchasers of such breach; provided, however, that in lieu of the termination rights offered under clause (v) immediately above, Purchasers can, in lieu of termination of this Agreement, seek specific performance of this transaction.
(b.)    Effect of Termination.
(i.)    In the event this Agreement is terminated in accordance with the terms of Section 19(a), the provisions of this Agreement shall immediately become void and of no further force and effect (other than this Section 19, Section 22 and Sections 27 through 39 hereof inclusive, which shall survive such termination).
(ii.)    Upon termination of this Agreement under Section 19(a)(i), Section 19(a)(ii), Section 19(a)(iii), Section 19(a)(iv), Section 19(a)(v) or Section 19(a)(vi), the Escrow Deposit shall be returned to Purchasers, as Purchasers’ sole and exclusive remedy. Upon termination of this Agreement under Section 19(a)(vii), the Escrow Deposit shall be delivered to Sellers as Sellers’ sole and exclusive remedy.
20.INDEMNIFICATION.
(a.)    Sellers’ Indemnity. Sellers, for themselves and their successors and assigns, hereby indemnify and agree to defend and hold Purchasers and New Operators and their respective successors, assigns, affiliates, managers, members, agents, servants and employees harmless from and against any and all claims, demands, obligations, losses, liabilities, damages, recoveries and deficiencies (including interest, penalties and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) which any of them may suffer as a result of any of the following events:
(iii.)    the untruth of any of the representations or the breach of any of the warranties of Sellers herein;
(iv.)    any default by Sellers in the performance of any of its commitments, covenants or obligations under this Agreement;
(v.)    any suits, arbitration proceedings, administrative actions or investigations to the extent relating to the ownership or use of the Property on or before the Closing Date; or
(vi.)    any liability which may arise from ownership, use or condition of the Property before the Effective Time to the extent it relates to the ownership or use of the Property before the Effective Time.

10370945.3    24

Purchasers shall promptly notify Sellers in writing of any indemnity claim under this Section 20(a), which notification, if applicable, shall include the necessary supporting documentation to show that all or a portion of the Escrow Holdback Deposit should be distributed to Purchasers pursuant to the terms the Escrow Holdback Agreement. Notwithstanding anything to the contrary herein, (a) Sellers’ Surviving Liabilities shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers shall look solely to the Escrow Holdback Deposit for payment of such indemnity claims, and (b) where Sellers’ Surviving Liabilities include an obligation to “indemnify, defend and hold Purchasers and New Operators harmless,” Purchasers on their own behalf and on the behalf of the New Operators agree that after the Closing Date, Sellers’ Surviving Liabilities shall be limited to an obligation to indemnify and hold Purchasers and New Operators harmless (but shall not include an obligation to defend Purchasers and New Operators) subject to the Maximum Indemnity Amount.
(b.)    Purchasers’ Indemnity. Purchaser, for itself and its successors and assigns, hereby jointly and severally indemnify and agree to defend and hold Sellers, their successors, assigns, affiliates, managers, members, directors, officers, agents, servants and employees harmless from and against any and all Losses which Sellers may suffer as a result of:
(i.)    the untruth of the representations or the breach of any of the warranties of Purchasers herein;
(ii.)    any default by Purchasers in the performance of any of its commitments, covenants or obligations under this Agreement;
(iii.)    any suits, arbitration proceedings, administrative actions or investigations to the extent relating to the ownership and use of the Property by Purchasers on or after the Effective Time; or
(iv.)    any liability which may arise from ownership, use or condition of the Property on or after the Effective Time to the extent it relates to the ownership or use of the Property on or after the Effective Time.
(c.)    If any party entitled to Indemnity under this Section 20 (the “Indemnitee”) receives notice of any claim or the commencement of any proceeding with respect to which any other party (or parties) is obligated to provide indemnification (the “Indemnifying Party”) pursuant to Section 20(a) or 20(b), the Indemnitee shall promptly, but in no event more than thirty (30) days after notice such claim, give the Indemnifying Party notice thereof. Except as provided below, the Indemnifying Party may compromise, settle or defend, at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel, any such matter involving the asserted liability of the Indemnitee. In any event, the Indemnitee, the Indemnifying Party and the Indemnifying Party’s counsel shall cooperate in the compromise of, settlement or defense against, any such asserted liability. Both the Indemnitee and the Indemnifying Party may participate in the defense of such asserted liability (provided that, so long as the Indemnifying Party is controlling the litigation, the expenses of counsel for the Indemnitee shall be borne by the Indemnitee) and neither may settle or compromise any claim over the reasonable objection of the other. Notwithstanding anything to the

10370945.3    25

contrary contained herein, the Indemnitee may assume control of the defense or resolution of any such matter if the Indemnifying Party does not diligently defend or settle such matter, it being understood that the Indemnifying Party shall continue to be obligated to indemnify the Indemnitee in connection with such matter (including counsel expenses) and that the Indemnitee may not settle or compromise any such matter without the consent of Indemnifying Party which shall not be unreasonably withheld. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party, at reasonable times and upon reasonable notice, any books, records or other documents within its control that are necessary or appropriate for such defense. Notwithstanding anything to the contrary herein, (a) Sellers’ Surviving Liabilities shall not under any circumstances exceed the Maximum Indemnity Amount and Purchasers shall look solely to the Escrow Holdback Deposit for payment of any indemnity claims, and (b) where Sellers’ Surviving Liabilities include an obligation to “indemnify, defend and hold Purchasers and New Operators harmless,” Purchasers on their own behalf and on the behalf of the New Operators agree that after the Closing Date, Sellers’ Surviving Liabilities shall be limited to an obligation to indemnify and hold Purchasers and New Operators harmless (but shall not include an obligation to defend Purchasers and New Operators) subject to the Maximum Indemnity Amount.
21.SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and indemnities in this Agreement or in any other certificate or writing delivered pursuant hereto shall survive the Closing for a period of three and one-half (3½) years; provided, however, during the last six months of such period, Sellers’ Surviving Liabilities shall be limited to indemnity obligations of Sellers relating to any settlement, adjustment, disallowance, overpayment, set off against future payments or reimbursement, or recoupment arising from any cost report filed with any government healthcare program for any period ending on or before the Closing Date, including any such cost report filed after the Closing Date for prior periods, and any demand for return of any payments made in any period before the Closing Date by any government healthcare program, whether by the government healthcare program or a contractor acting on behalf of a government healthcare program. Further, with respect to any matter as to which a claim has been asserted hereunder and is pending or unresolved at the end of the foregoing period, such claim shall continue to be covered by the indemnification provisions hereof, and the indemnitor shall remain liable therefor, until finally terminated or otherwise resolved.
22.NOTICES. Any notice, request or other communication to be given by any party hereunder shall be in writing and shall be sent by recognized overnight courier, electronic mail or registered or certified mail, postage prepaid, return receipt requested to the following address:
To Sellers:            SeniorTrust of Florida
Attention: James A. (Buddy) Skinner
c/o Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
buddy.skinner@wallerlaw.com

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with a copy to:    Jeffrey A. Calk, Esq.
Waller Lansden Dortch & Davis, LLP
511 Union Street, Suite 2700
Nashville, TN 37219
jeff.calk@wallerlaw.com

To Purchaser:            Advocat Inc.
1621 Galleria Boulevard
Brentwood, TN 37027
Attn: CEO
kgill@advocat-inc.com

with a copy to:    Harwell Howard Hyne Gabbert & Manner, P.C.
333 Commerce Street, Suite 1500
Nashville, TN 37201
Attn: Mark Manner
jmm@h3gm.com

Each such notice and other communication under this Agreement shall be effective or deemed delivered or furnished (a) if given by mail, on the third business day after such communication is deposited in the mail; (b) if given by electronic mail, when such communication is transmitted to the email address specified above if sent before 5:00 p.m. Central Standard Time, or, otherwise on the following business day (as evidenced by confirmation of transmission generated by the sender’s email account containing the time, date, recipient’s email address as set forth above and an image of such transmission); and (c) if given by hand delivery or overnight courier, when left at the address specified above.
23.BROKER. Purchasers hereby represent, covenant, and warrant to Sellers that they have employed no broker and agree to indemnify Sellers against any claim for commission made by any broker. Sellers hereby represent, covenant, and warrant to Purchasers that they have employed no broker except Healthcare Realty Brokerage (“HRB”) and agree to indemnify Purchasers against any claim for any commission made by HRB or any other broker engaged by Sellers. Sellers shall be responsible for payment at Closing the commission (“Commission”) due to HRB in accordance with that separate Seller Representation Agreement between Sellers and HRB.
24.ASSIGNMENT. Neither party may assign its rights hereunder without the other party’s prior written consent, provided, however, that Purchasers shall have the right to assign (i) this Agreement to an entity formed prior to the Closing for the purpose of assuming Purchasers’ rights and obligations under this Agreement, and Purchasers’ rights, privileges and obligations hereunder shall be deemed assigned to such newly formed company, and (ii) its right to the Personal Property and operating matters to the New Operators; provided, however, Purchasers may not under any circumstances assign its rights under this Agreement to National Health Investors, Inc. (“NHI”), National Healthcare Corporation (“NHC”) or the Current Managers or any subsidiary or affiliate of NHI, NHC or the Current Managers.

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25.CONSENT.
Whenever the consent of a party is required hereunder, such consent shall not be unreasonably withheld, delayed or conditioned, except as otherwise expressly provided for herein to the contrary.
26.EXHIBITS AND SCHEDULES.
Each Recital, Exhibit and Schedule shall be considered incorporated into this Agreement.
27.TIME OF ESSENCE.
Time shall be of the essence in this Agreement.
28.AMENDMENTS/SOLE AGREEMENT.
This Agreement may not be amended or modified in any respect whatsoever except by an instrument in writing signed by the parties hereto. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter of this Agreement, and the parties acknowledge and understand that, upon completion, all such Schedules and Exhibits shall be deemed to be made a part collectively hereof.
29.SUCCESSORS.
Subject to the limitations on assignment set forth above, all the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the heirs, successors and assigns of the parties hereto.
30.CAPTIONS AND TABLE OF CONTENTS.
The captions and table of contents of this Agreement are for convenience of reference only and shall not define or limit any of the terms or provisions hereof.
31.GOVERNING LAW.
This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought exclusively in the state court in Davidson County, Tennessee or the U.S. District Court for the Middle District of Tennessee, and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum. Each party hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 22, such service to become effective ten (10) days after such mailing.
32.SEVERABILITY.

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Should any one or more of the provisions of this Agreement be determined to be invalid, unlawful or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby and each such provision shall be valid and remain in full force and effect.
33.USAGE.
All nouns and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons, firm or firms, corporation or corporations, entity or entities or any other thing or things may require. “Any” or “any” when used in this Agreement, shall mean “any and all”. The word “including” when used in this Agreement, means “including, without limitation”.
34.HOLIDAYS.
Whenever under the terms and provisions of this Agreement the time for performance falls upon a Saturday, Sunday or nationally recognized legal holiday, such time for performance shall be extended to the next business day.
35.COUNTERPARTS.
This Agreement may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.
36.NO JOINT VENTURE.
Nothing contained herein shall be construed as forming a joint venture or partnership between the parties hereto with respect to the subject matter hereof. The parties hereto do not intend that any third party shall have any rights under this Agreement.
37.NO STRICT CONSTRUCTION.
The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any of the parties hereto.
38.ATTORNEYS’ FEES.
If any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).
39.WAIVER OF JURY TRIAL.
EACH PARTY HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST

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WITH REGARD TO THIS AGREEMENT, OR ANY OTHER DOCUMENT RELATED TO THIS AGREEMENT, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH PARTY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH PARTY HERETO.

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IN WITNESS WHEREOF, the undersigned have duly executed this Agreement by persons legally entitled to do so as of the day and year first set forth above.
SELLERS:
CUMBERLAND & OHIO CO. OF TEXAS,
a Tennessee corporation, in its sole capacity
as Receiver of SeniorTrust of Florida, Inc., a
Tennessee non-profit corporation, the sole
member of the Property Owners

By:     /s/James A. Skinner
Name: James A. Skinner
Its:     President

10370945.3    31

PURCHASERS:
DIVERSICARE OF CHANUTE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By: /s/Kelly J. Gill
Name:    Kelly J. Gill
Its:     President & CEO

DIVERSICARE OF COUNCIL GROVE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By: /s/Kelly J. Gill
Name:    Kelly J. Gill
Its:     President & CEO
DIVERSICARE OF HAYSVILLE, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By: /s/Kelly J. Gill
Name:    Kelly J. Gill
Its:     President & CEO

DIVERSICARE OF LARNED, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By: /s/Kelly J. Gill
Name:    Kelly J. Gill
Its:     President & CEO

DIVERSICARE OF SEDGWICK, LLC
By:    DIVERSICARE KANSAS, LLC
    Its Sole Member

By: /s/Kelly J. Gill
Name:    Kelly J. Gill
Its:     President & CEO

10370945.3    32

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Exhibit A

Facilities

Facility	Licensed Beds
Chanute HealthCare Center	77 skilled beds
Council Grove HealthCare Center	80 skilled beds
Haysville HealthCare Center	119 skilled beds; 7 residential care beds
Larned HealthCare Center	80 skilled beds; 19 residential care beds
Sedgwick HealthCare Center	62 skilled beds

10370945.8

EXHIBIT B-1

Legal Description of Canute HealthCare Center

BEGINNING AT A POINT ON THE WEST LINE OF THE NE1/4 OF SECTION 29, TOWNSHIP 27 SOUTH, RANGE 18 EAST OF THE 6TH P.M., 50 FEET NORTH OF THE SOUTHWEST CORNER OF SAID NE1/4; THENCE NORTH ALONG THE WEST LINE OF SAID QUARTER, A DISTANCE OF 623.4 FEET; THENCE SOUTH 8845' EAST, A DISTANCE OF 137.2 FEET TO THE WEST SIDE OF LAFAYETTE AVENUE; THENCE SOUTH 0116'WEST A DISTANCE OF 27.63 FEET TO THE SOUTH SIDE OF TWELFTH STREET; THENCE SOUTH 8851' EAST A DISTANCE OF 187.0 FEET TO THE NORTHEAST CORNER OF LOT 28 OF BLOCK FOUR (4) OF PARK PLACE SECOND ADDITION; THENCE SOUTH 116' WEST A DISTANCE OF 604.05 FEET TO THE NORTH RIGHT OF WAY LINE OF FOURTEENTH STREET; THENCE NORTH 8715'10"WEST ALONG THE NORTH RIGHT-OF-WAY LINE, A DISTANCE OF 310.54 FEET TO THE POINT OF BEGINNING, SUBJECT TO ANY PART THEREOF IN STREET, ROAD OR HIGHWAY, NOW IN AND A PART OF THE CITY OF CHANUTE, NEOSHO COUNTY, KANSAS.

ALSO DESCRIBED AS:

BEGINNING AT A POINT ON THE WEST LINE OF THE NORTHEAST QUARTER OF SECTION 29, TOWNSHIP 27 SOUTH, RANGE 18 EAST OF THE 6TH P.M., 50 FEET NORTH OF THE SOUTHWEST CORNER OF SAID NORTHEAST QUARTER; THENCE NORTH ALONG THE WEST LINE OF SAID QUARTER, A DISTANCE OF 623.4 FEET; THENCE SOUTH 8845' EAST, A DISTANCE OF 137.2 FEET TO THE WEST SIDE OF LAFAYETTE AVENUE; THENCE SOUTH 0116' WEST A DISTANCE OF 27.63 FEET TO THE SOUTH SIDE OF TWELFTH STREET; THENCE SOUTH 8851' EAST A DISTANCE OF 194.5 FEET TO THE CENTER LINE OF THE ALLEY IN FORMER BLOCK FOUR (4) OF PARK PLACE SECOND ADDITION; THENCE SOUTH 116 WEST A DISTANCE OF 604.26 FEET TO THE NORTH RIGHT OF WAY LINE OF FOURTEENTH STREET; THENCE NORTH 8715'10" WEST

10370945.8

ALONG THE NORTH RIGHT-OF-WAY LINE A DISTANCE OF 318.04 FEET TO THE POINT OF BEGINNING, SUBJECT TO ANY PART THEREOF IN STREET, ROAD OR HIGHWAY, NOW IN AND A PART OF THE CITY OF CHANUTE, NEOSHO COUNTY, KANSAS.

10370945.8

EXHIBIT B-2

Legal Description of Council Grove HealthCare Center

TRACT 1

LOTS ONE THROUGH FIFTEEN INCLUSIVE (LTS 1-15 INCLUSIVE);
LOTS FORTY-TWO THROUGH FIFTY INCLUSIVE (LTS 42-50 INCLUSIVE);
VACATED KANSAS STREET LYING ADJACENT TO LOTS 1-15 INCLUSIVE; AND
VACATED KANSAS STREET LYING ADJACENT TO LOTS FORTY-EIGHT (48), FORTY-NINE (49) AND FIFTY (50);
ALL LOCATED IN WEST HIGHLANDS A SUBDIVISION OF LAND IN COUNCIL GROVE, MORRIS COUNTY, KANSAS.

TRACT 2

A TRACT OF LAND IN SECTION 15, TOWNSHIP 16 SOUTH, RANGE 8 EAST OF THE 6TH P.M., MORRIS COUNTY, KANSAS DESCRIBED AS FOLLOWS:

BEGINNING AT A POINT BEING THE SOUTHWEST CORNER OF LOT 50 WEST HIGHLAND ADDITION TO THE CITY OF COUNCIL GROVE, AND THENCE PROCEEDING IN A WESTERLY DIRECTION AND EXTENDING THE SOUTH BOUNDARY LINE OF SAID LOT 50, 285.5 FEET; THENCE IN A NORTHERLY DIRECTION PARALLEL WITH THE WEST LINE OF SAID LOT 50 AND LOT 1 OF SAID WEST HIGHLAND ADDITION TO THE CITY OF COUNCIL GROVE 234.81 FEET; THENCE IN AN EASTERLY DIRECTION 285.5 FEET TO A POINT DESIGNATED AS THE NORTHWEST CORNER OF LOT 1, WEST HIGHLAND ADDITION TO THE CITY OF COUNCIL GROVE; THENCE IN A SOUTHERLY DIRECTION ALONG THE WEST LINES OF SAID LOT 1 AND LOT 50 OF THE WEST HIGHLAND ADDITION TO THE CITY OF COUNCIL GROVE, TO THE POINT OF BEGINNING, ALL IN MORRIS COUNTY, KANSAS.

10370945.8

EXHIBIT B-3

Legal Description of Haysville HealthCare Center

LOT 2, REPLAT OF BLOCKS 6 & 7, GREEN MEADOWS ADDITION, HAYSVILLE, SEDGWICK COUNTY, KANSAS.

10370945.8

EXHIBIT B-4

Legal Description of Larned HealthCare Center
ALL OF BLOCK SEVEN (7) AND EIGHT (8), OF THE LARNED COMMUNITY DEVELOPMENT CORPORATION ADDITION NO. 3 TO THE CITY OF LARNED, PAWNEE COUNTY, KANSAS, ACCORDING TO THE RECORDED PLAT THEREOF, AND THAT PORTION OF VACATED 12TH STREET SITUATE BETWEEN SAID BLOCKS 7 AND 8 AND THE VACATED ALLEY SITUATE IN SAID BLOCK 8.

EXCEPT:

THE NORTH 110 FEET OF BLOCK 7 OF SAID LARNED COMMUNITY DEVELOPMENT CORPORATION ADDITION NO. 3 ALSO DESCRIBED AS:

ALL OF BLOCK SEVEN (7), EXCEPT THE NORTH 110 FEET THEREOF, AND ALL OF BLOCK EIGHT (8), LARNED COMMUNITY DEVELOPMENT CORPORATION ADDITION NO. 3 TO THE CITY OF LARNED, PAWNEE COUNTY, KANSAS, ACCORDING TO THE RECORDED PLAT THEREOF, AND THAT PORTION OF VACATED 12TH STREET BETWEEN BLOCKS SEVEN (7) AND EIGHT (8) AND THE VACATED ALLEY IN BLOCK EIGHT (8) DESCRIBED HEREIN.

10370945.8

EXHIBIT B-5

Legal Description of Sedgwick HealthCare Center

TRACT 1: LOTS FORTY-FIVE (45), FORTY-SEVEN (47) AND FORTY-NINE (49) ON SEVENTH STREET IN HURD’S ADDITION TO THE CITY OF SEDGWICK, HARVEY COUNTY, KANSAS.

TRACT 2: LOTS THIRTY-NINE (39), FORTY-ONE (41) AND FORTY-THREE (43) ON SEVENTH STREET IN HURD’S ADDITION TO THE CITY OF SEDGWICK, HARVEY COUNTY, KANSAS.

TRACT 3: ALL OF BLOCK "F" ON EIGHTH STREET, HURD’S ADDITION TO THE CITY OF SEDGWICK, HARVEY COUNTY, KANSAS AND LOTS FIFTY-ONE (51), FIFTY-THREE (53), FIFTY-FIVE (55), FIFTY-SEVEN (57), FIFTYNINE (59), SIXTY-ONE (61), SIXTY-THREE (63), SIXTY-FIVE (65), SIXTY-SEVEN (67) AND SIXTY-NINE (69) ON SEVENTH STREET, IN HURD’S ADDITION TO THE CITY OF SEDGWICK, HARVEY COUNTY, KANSAS.

ALSO DESCRIBED AS:
BEGINNING AT THE SOUTHEAST CORNER OF LOT THIRTY-NINE (39) ON SEVENTH STREET IN HURD’S ADDITION TO THE CITY OF SEDGWICK, HARVEY COUNTY, KANSAS; THENCE ON AN ASSUMED BEARING OF SOUTH 90°00’00" WEST ALONG THE NORTH RIGHT-OF-WAY LINE OF SAID SEVENTH STREET 400.05 FEET (PLATTED AS 400.0 FEET) TO THE SOUTHWEST CORNER OF LOT SIXTY-NINE (69) ON SAID SEVENTH STREET; THENCE NORTH 00°27’24" WEST ALONG THE EAST RIGHT-OF-WAY LINE OF MONROE AVENUE 288.43 FEET TO THE NORTHWEST CORNER OF BLOCK "F" OF SAID HURD’S ADDITION; THENCE NORTH 61°06’53" EAST ALONG THE SOUTHEASTERLY RIGHT-OF-WAY LINE OF EIGHTH STREET 312.97 FEET TO THE NORTHEAST CORNER OF SAID BLOCK "F"; THENCE SOUTH 00°23’51" EAST ALONG THE EAST LINE OF SAID BLOCK "F" 212.66 FEET TO THE SOUTHEAST CORNER OF SAID BLOCK "F"; THENCE SOUTH 89°47’18" EAST ALONG THE NORTH LINE OF LOTS THIRTY-NINE (39), FORTY-ONE (41), FORTY-THREE (43), FORTY-FIVE (45) AND FORTY-SEVEN (47) A DISTANCE OF 125.11 FEET (PLATTED AS 125.0 FEET) TO THE NORTHEAST CORNER OF LOT THIRTY-NINE (39) ON SAID SEVENTH STREET; THENCE SOUTH 00°26’16" EAST ALONG THE EAST LINE OF SAID LOT 39 A DISTANCE OF 226.49 FEET (PLATTED AS 223.0 FEET) TO THE POINT OF BEGINNING.

10370945.8

EXHIBIT C

Form of Receiver’s Deeds

[Note: The form of Receiver’s Deed to be attached by agreement of parties on or before the Closing Date.]

10370945.8

Schedule A-1

Property Owners

Property Owner	Facility
SeniorTrust of Chanute, LLC	Chanute HealthCare Center
SeniorTrust of Council Grove, LLC	Council Grove HealthCare Center
SeniorTrust of Haysville, LLC	Haysville HealthCare Center
SeniorTrust of Larned, LLC	Larned HealthCare Center
SeniorTrust of Sedgwick, LLC	Sedgwick HealthCare Center

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Schedule A-2

Purchasers

Purchaser	Facility
Diversicare of Chanute, LLC	Chanute HealthCare Center
Diversicare of Council Grove, LLC	Council Grove HealthCare Center
Diversicare of Haysville, LLC	Haysville HealthCare Center
Diversicare of Larned, LLC	Larned HealthCare Center
Diversicare of Sedgwick, LLC	Sedgwick HealthCare Center

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Schedule A-3

Current Managers

Current Managers	Facility
Kansas Healthcare Advisors, LLC	Chanute HealthCare Center
Kansas Healthcare Advisors, LLC	Council Grove HealthCare Center
Kansas Healthcare Advisors, LLC	Haysville HealthCare Center
Kansas Healthcare Advisors, LLC	Larned HealthCare Center
Kansas Healthcare Advisors, LLC	Sedgwick HealthCare Center

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Schedule 3

Excluded Property

[Note: An itemized schedule of Excluded Property to be attached by agreement of parties on or before the Closing Date.]

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Schedule 5(c)
Allocation of Purchase Price
[Note: An itemized allocation of Purchase Price by Facility to be attached by agreement of parties on or before the Closing Date.]

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Schedule 13(e)
List of Defaults
Various allegations of default have been made by National Health Investors, Inc., National Healthcare Corporation and their subsidiaries and affiliates relating to loan agreements, mortgages, collateral security documents and management agreements between Sellers and such parties. All such allegations are being addressed in the litigation identified as Item 1 and Item 2 in Schedule 13(f).

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Schedule 13(f)

Pending Litigation

1.    Receivership Action:

State of Tennessee ex rel Robert Cooper, Jr. v. SeniorTrust of Florida (Case No: 11-1548-Part III of the Chancery Court for Davidson County, TN). There are no claims in the Receivership Action.

2.    Action Against NHI:

SeniorTrust of Florida, Inc. v. National Health Investors, Inc. et al. (Case No: 12-1275- Part III of the Chancery Court for Davidson County, TN). Each of the SeniorTrust LLCs is a named plaintiff, and NHC is a named defendant as well. SeniorTrust’s Claims include:

•Breach of Fiduciary Duty/Fraud
•Wrongful Distribution
•Conflict-of-Interest Transaction
•Conversion
•Unjust Enrichment
•Punitive Damages

NHI’s Counterclaims:
•NHI’s counterclaim seeks to have the proceeds from any sale applied to its secured debt

NHC’s Counterclaim:
•Breach of Contract

Additionally, Missouri Healthcare Advisors, LLC and Kansas Healthcare Advisors, LLC intervened in the case. They are both NHC subsidiaries with whom the respective LLCs had management agreements.

3.
Maxwell v. Standifer Place, LLC; the Health Center at Standifer Place; SeniorTrust of Florida, Inc.; National HealthCare Corporation; National HealthCare Corporation of Delaware; Standifer Place Properties, LLC; and MatureCare of Standifer Place, LLC, Hamilton Co., Tennessee Circuit Court, No. 12C706 (wrongful death claim)

4.    Those other matters identified on the attached “Loss Run” Reports

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Schedule 13(k)

Licensure and Certification

Completion of Sedgwick Generator Work (as defined in Section 10(a)(xv) of the Asset Purchase Agreement).

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